Exhibit 3

Bogotá D.C., June 28, 2007

Republic of Colombia

Ministry of Finance and Public Credit

Carrera. 7A, No. 6-45, Piso 8

Bogotá D.C., Colombia

Ladies and Gentlemen:

In my capacity as Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia (the “Republic”), and in connection with the Republic’s offering, pursuant to its registration statement under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), filed by the Republic with the United States Securities and Exchange Commission (the “Commission”) on February 28, 2007 (Registration Statement No. 333-140947), as amended (the “Registration Statement”), of Ps.1,924,515,000,000 aggregate principal amount of the Republic’s 9.85% Global TES Bonds due 2027 (the “Securities”), I have reviewed the following documents:

(i) the Registration Statement and the related Prospectus dated March 23, 2007 included in the Registration Statement, as supplemented by the Prospectus Supplement dated June 12, 2007 relating to the Securities, as first filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

(ii) an executed copy of the Fiscal Agency Agreement dated as of September 28, 1994, as amended by Amendment No. 1 thereto dated as of January 21, 2004 (as amended, the “Fiscal Agency Agreement”), between the Republic and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.);

(iii) the global Securities dated June 28, 2007 in the principal amount of Ps.1,924,515,000,000, executed by the Republic;

(iv) an executed copy of the Authorization Certificate dated June 28, 2007 pursuant to which the terms of the Securities were established;

(v) all relevant provisions of the Constitution of the Republic and the following acts, laws and decrees of the Republic, under which the issuance of the Securities has been authorized:

(a) Law 80 of October 28, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(b) Law 533 of November 11, 1999 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(c) Law 185 of January 27, 1995 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(d) Law 781 of December 20, 2002 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-109215 and incorporated herein by reference); and

(e) Decree No. 2681 of December 29, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference); and

(vi) the following additional act of the Republic under which the issuance of the Securities has been authorized:

(a) Resolution No. 1318 of June 8, 2007 of the Ministry of Finance and Public Credit (a translation of which is attached as Exhibit A hereto);

(b) External Resolution No. 1 dated April 30, 2007 of the Board of Directors of the Central Bank of Colombia (a translation of which is attached as Exhibit B hereto);

(c) CONPES 3448 MINHACIENDA DNP: SC dated November 20, 2006 (a translation of which is attached as Exhibit C hereto); and

(d) Favorable opinion of the Comisión Interparlamentaria de Crédito Público adopted at its meeting held on November 28, 2006 (a translation of which is attached as Exhibit D hereto).

It is my opinion that under and with respect to the present laws of the Republic, the Securities have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Fiscal Agency Agreement, constitute valid and legally binding obligations of the Republic.

I hereby consent to the filing of this opinion as an exhibit to the Republic’s Amendment No. 5 to its Annual Report on Form 18-K for its Fiscal Year ended December 31, 2005 and to the use of the name of the Head of the Legal Affairs Group of the General Directorate of Public Credit of the Ministry of Finance and Public Credit of the Republic under the caption “Validity of the Securities” in the Prospectus and under the heading “General Information—Validity of the Bonds” in the Prospectus Supplement referred to above. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Diana Alejandra Porras Luna

DIANA ALEJANDRA PORRAS LUNA

Head of the Legal Affairs Group of the

General Directorate of Public Credit and the

National Treasury of the Ministry of Finance and

Public Credit of the Republic of Colombia

EXHIBIT A

MINISTRY OF FINANCE AND PUBLIC CREDIT

RESOLUTION NO. 1318 OF JUNE 8, 2007

“Whereby the Nation is authorized to issue, subscribe and place Public External Indebtedness Certificates up to an amount of 1.250 BILLION US DOLLARS (US $ 1,250,000,000), or its equivalent in other currencies and carry out debt management transactions in the international capital markets and other provisions are taken;”

THE MINISTER OF FINANCE AND PUBLIC CREDIT

in use of his legal powers and specially those conferred

by Articles 5, 19 and 26 of Decree 2681 of 1993, and

WHEREAS:

Article 3 of Decree 2681 of 1993 authorizes the state entities to carry out public credit operations among which are comprised, among others, the issuance, subscription and placement of national bond certificates;

Article 10 of Law 533 of 1999 sets forth that are considered as national bond certificates, the bonds and other securities with credit tenor and a period for their redemption, being issued by state entities;

Article 19 of Decree 2681 of 1993 sets forth that the issue and placement of national bond certificates on behalf of the Nation requires an authorization granted by the Ministry of Finance and Public Credit, which is to be granted upon the approval to be given by the National Council of Economic and Social Policies -CONPES- and the opinion of the Inter-parliamentary Commission of Public if it deals with Public External Indebtedness Certificates with a period over a year;

Article 24 of Law 185 of 1995, sets forth that for all purposes provided for in subsection 5 of 2nd Paragraph of Article 41 of Law 80 of 1993, the Inter-Parliamentary Commission of Public Credit shall issue a preliminary opinion allowing to start with relevant procedures for public credit transactions and a final opinion making said transaction become real for the execution of said transactions in each particular case. Form the above are exempted the transactions related to the issuance, subscription and placement of bonds and securities, for which purposes, the Inter-Parliamentary Commission of Public Credit shall render its opinion just for once;

Pursuant to CONPES 3448 Document of November 20, 2006, the National Council of Economic and Social Policies -CONPES- rendered its favorable opinion to the Nation to contract External Public Credit Operations up to an amount of 1.250 BILLION DOLLARS OF THE UNITED STATES OF AMERICA (US $ 1,250,000,000.00) or its equivalent in other currencies, to finance budgetary appropriations for FY2007, provided that said transactions shall become substitute transactions of indebtedness in the domestic market and transactions to finance sources not defined yet in the FY2007 financial plan, and transactions related to public external credit in foreign currency to pre-finance budgetary appropriations of FY2008, up to an amount of US $ 3,500,000,000, or its equivalent in other currencies;

Based on the favorable opinion rendered by the National Council of Economic and Social Policies –NCESP (CONPES)-, mentioned in the previous recital, the Nation has not carried out any issuance of Public External Indebtedness Certificates in the international capital markets;

The Inter-Parliamentary Commission of Public Credit rendered its favorable opinion in its session held on November 28, 2006, so that the Nation – Ministry of Finance and Public Credit may contract transactions related to public external credit to budgetary appropriations for FY2007, provided that these transactions shall become transactions to substitute debt in the domestic market, up to an amount of US $ 1.250 billion or its equivalent in other currencies;

Based on the authorization mentioned in previous recital, the Nation has not carried out any public external credit transaction in the international capital markets;

In line with provisions of Article 16, letters c) and h) of Law 31 of 1992, through External Resolution Nº 1 of April 2007, the Board of Directors of Banco de la República indicated the general financial conditions to which the Nation must be bound to place Public External Indebtedness Certificates in the international capital markets;

The Nation-Ministry of Finance and Public Credit- is planning to issue Public External Indebtedness Certificates in the international capital markets up to an amount of 1.250 BILLION US DOLLARS (US $ 1,250,000,000.00);

The issuance being authorized hereby shall become a transaction to substitute foreign debt for local currency debt;

Pursuant to provisions of Article 5 of Decree 2681 of 1993, transactions to manage public debt are all those transactions that do not increase the net indebtedness of the state entity and make improve the debt profile thereof;

Article 26 of Decree 2681 of 1993 sets forth that the execution of operations of external debt management transactions of the Nation requires the authorization given by the Ministry of Finance and Public Credit, which may be granted provided it demonstrates the financial convenience and justification of that transaction and its effects on the debt profile;

The Nation is planning to carry out a public debt transaction up to an amount of the issue, subscribe and place Public External Indebtedness Certificates in the international capital markets up to an amount of 1.250 BILLION US DOLLARS (US $ 1,250,000,000.00), consisting on the substitution and/or repurchase of Public External Indebtedness Certificates subject to the issuance of Public External Indebtedness Certificates being currently intended by the Nation;

Pursuant to provisions of Articles 5 and 26 of Decree 2681 of 1993, the General Directorate of Public Credit and the National Treasury of the Ministry of Finance and Public Credit prepared a technical document in which it is demonstrated that the public debt transaction up to an amount of 1.250 BILLION US DOLLARS (US $ 1,250,000,000.00) does not increase the net indebtedness of the Nation, since in the analyzed scenario the face amount of US-Dollar-denominated bonds of the issuance of Global TES is equal to the face amount of the US-Dollar- and COP-denominated bonds being repurchased. Likewise, this document states its financial justifications and convenience of the transaction as well as the beneficial effect thereof on debt profile, as shown in memorandum 5.2.0.1-3-2007-007944 dated as of April 18, 2007, issued by the Deputy Directorate of Risk;

The amount corresponding to the public debt transaction up to an amount of 1.250 BILLION US DOLLARS (US $ 1,250,000,000.00) affects neither the indebtedness quota indicated in the Law of Indebtedness nor the amounts of the authorizations because the transaction does not mean the raising of new external proceeds;

The difference between the new issued amount and the repurchased and/or substituted one shall be considered as a new indebtedness and shall affect the indebtedness quota authorized by the Law.

RESOLVES:

ARTICLE ONE.- To authorize the Nation to issue, subscribe and place Public External Indebtedness Certificates in the international capital markets up to an amount of 1.250 BILLION US DOLLARS (US $ 1,250,000,000.00) or its equivalent in other currencies, intended to finance budgetary appropriations for FY2007, and to carry out a public debt management transaction consisting on the substitution and/or repurchase of Public External Indebtedness Certificates up to an amount of 1.250 BILLION US DOLLARS (US $ 1,250,000,000.00) with the characteristics shown hereunder, subject to the issuance of Public External Indebtedness Certificates being referred to hereinbefore;

Bond	Currency	Maturity	Coupon	Current Amount
Global 2008	USD	April. 01, 2008	8.625%		$264,931,000
Global 2009	USD	April. 23, 2009	9.75%		$998,756,000
Global 2010	USD	July 09, 2010	10.50%		$426,368,000
Global 2011	USD	April 09, 2011	9.75%		$264,169,890
Global 2012	USD	January 23, 2012	10.00%		$900,000,000
Global 2013	USD	January 15, 2013	10.75%		$750,000,000
Global 2016	USD	February 15, 2016	8.70%		$117,549,000
FRN 2013	USD	March 17, 2013	Libor3M+3.55%		$335,000,000
Global TES 2010	COP	March 1, 2010	11.75%	COP$	1,247,991,000,000

FIRST PARAGRAPH.- For the purposes set forth herein, the public credit transaction and debt management transaction shall take place simultaneously.

ARTICLE TWO.- The Public External Indebtedness Certificates being dealt with in previous recital will have the following characteristics:

Maturity:	Over two (2) years, depending on the market to be entered.

Interest rate:	Fixed- or variable rates according to market conditions prevailing on the date of placement, subject to the limits determined by the Board of Directors of Banco de la República.

Denomination:	Denominated in COP $ and payable in US Dollars.

Other charges and fees:	The ones corresponding to this sort of operations

ARTICLE THREE.- The other terms, conditions and characteristics of the debt management transaction authorized hereby will be determined by the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit.

ARTICLE FOUR.- To authorize the Nation to carry out the operations connected to the public credit transaction and debt management transaction described in Article 1 hereof.

ARTICLE FIVE.- For relevant matters, Article 7 of Law 488 of 1998 shall be applied.

ARTICLE SIX.- The Nation - Ministry of Finance and Public Credit must comply to the other relevant regulations, in special those related to External Resolution No. 8 of 2000 of the Board of Directors of the Banco de la República and other concurrent provisions.

ARTICLE SEVEN.- This resolution is valid from the date of its publication in the Official Gazette, requisite which is deemed fulfilled with the order given by the Director General of Public Credit, pursuant to provisions of Article 18 of Law 185 of 1995.

LET IT BE ENACTED AND ACCOMPLISHED

Given in Bogotá, D. C., as of June 8, 2007

(Signed)

ÓSCAR IVÁN ZULUAGA ESCOBAR

MINISTER OF FINANCE AND PUBLIC CREDIT

EXHIBIT B

BANCO DE LA REPÚBLICA

EXTERNAL RESOLUTION Nº 1 OF 2007

(April 30)

Whereby the financial conditions to which the Republic must be subject to place bonds or securities of external public debt in the international capital markets are set forth.

THE BOARD OF DIRECTORS OF THE BANCO DE LA REPÚBLICA

In use of its legal and constitutional powers, in special those conferred by letters c) and h) of

Article 16 of Law 31 of 1992,

RESOLVES:

Article 1.- Without prejudice of the fulfillment of the other requisites set forth by the laws in force and in order to ensure the placement shall take place according to the market conditions, the securities in foreign currency up to an amount of US $ 1.250 billion or its equivalent in other currencies to be issued and placed by the Nation in the international capital markets during 2007 shall be subject to the financial conditions listed below:

PERIOD:	Over 2 (two) years according to the market to be accessed.

INTEREST:	Fixed or variable rates according to market conditions prevailing on the date of placement of securities, subject to the limits provided for by the Board of Directors of Banco de la República to the Ministry of Finance and Public Credit.

OTHER EXPENSES AND FEES:	Those ones corresponding to this sort of operations.

Paragraph.- Without the due fulfillment of the financial conditions provided for herein, the aforementioned certificates may not be offered or placed.

Article 2.- In addition to provisions of Article 1 above, the amount of the Nation’s foreign-currency denominated securities, denominated in foreign currency, being dealt with in External Resolution No. 6 of 2006 that has not been issued or placed in 2006 may be used to carry out issuances and placements during 2007, under the financial conditions provided for by this Resolution, in order to finance budgetary appropriations for said Fiscal Year.

Article 3.- Whenever an issuance is scheduled to be made, the General Director of Public Credit and the National Treasury shall report to the Board of Directors of Banco de la República. Likewise, the aforementioned officer will submit a report to the Banco de la República about the result of the placement of securities referred to herein.

Article 4.- This resolution is valid as from the date of its publication.

Given in Bogotá, D. C., as of April 30, 2007.

(Signed) OSCAR IVÁN ZULUAGA ESCOBAR President	(Signed) GERARDO HERNÁNDEZ CORREA Secretary

EXHIBIT C

Conpes 3348 Document

National Council of Economic and Social Policies

Republic of Colombia

National Planning Department

AUTHORIZATION GRANTED TO THE NATION TO GET AN INDEBTEDNESS QUOTA WITH EXTERNAL BONDS UP TO AN AMOUNT OF US $ 3.5 BILLION OR ITS EQUIVALENT IN OTHER CURRENCIES TO FINANCE BUDGETARY APPROPRIATIONS OF FY2007-2008

Ministry of Finance and Public Credit

DNP: SC

Approved version

Bogotá, D. C., November 20, 2006

INTRODUCTION

Pursuant to provisions of Decree 2681 of 1993, “whereby public credit transactions, public debt handling, their assimilated and connected ones and the direct contracting thereof are partially regulated”, this document submits to the approval of the CONPES the authorization to be given to the Nation – Ministry of Finance and Public Credit – to contract, on the name of the Nation, public credit transactions through international capital markets and commercial banking up to an amount of US $ 3.5 billion or its equivalent in other currencies to finance priority budgetary appropriations for FY2007-2008.

I. BACKGROUND

CONPES Document 3209 of December 19, 2002, authorized the Nation to contract public external credit transactions up to an amount of US $ 1.054 billion or its equivalent in other currencies, to finance budgetary appropriations for FY2003-2004.

Having made usage of said authorization to finance public external credit operations during FY2003, there was an authorized quota and non-used quota of US $ 524 million at the beginning of FY2004. Based on such quota, the Nation—Ministry of Finance and Public Credit – issued external bonds in the international capital markets for US $ 500 million – due on May 21, 2024, leaving an available balance of US $ 24 million.

The Nation asked for a new issuance quota in January 2004, to continue the financing of FY2004-2005. Conpes Document 3262 of January 9, 2004, authorized the Nation to contract public credit transactions up to US $ 1.450 billion (US $ 1.2 billion in the international capital markets and US $ 250 million in external loans) or its equivalent in other currencies to finance budgetary appropriations for FY2004-2005.

Based on said quota and the authorized and non-used quota for bonds, granted by Conpes Document 3209, on September 20, 2004, the Nation issued external debt bonds in the international capital markets for US $ 500 million, due on December 22, 2014; the Nation issued a COP-denominated global bond for US $ 375 million on November 9. With these two transactions, the Nation exhausted the whole quota of Conpes Document 3209 and US $ 851 million of quota authorized by Conpes 3262, leaving an authorized and non-used quota of Conpes Document for US $ 349 million.

By means of Conpes Document 3317 of November 29, 2004, the Conpes approved a new quota to finance budgetary appropriations amounting up to US $ 2.7 billion for FY2005-2006.

With the remainder of US $ 349 million of Conpes Document 3262, the Nation – Ministry of Finance and Public Credit – reopened the 2010-Global TES Bonds in the international capital markets, for US $ 125 million due on March 1, 2010, leaving an available quota of US $ 224 million as per Conpes 3262. Likewise, the Nation – Ministry of Finance and Public Credit – issued Global TES bonds, due on October 22, 2015, for US $ 325 million, exhausting the whole quota of Conpes Document 3262 and spending US $ 101 million of Conpes 3317 approval.

Based on the authorized and non-used quota of Conpes 3317 for US $ 1.449 billion, the Nation – Ministry of Finance and Public Credit – issued floating-rate bonds (FRN) due in 2013, and another issuance for US $ 175 million on May 17, 2005. Likewise, two bonds were reopened: on July 19, 2005, a bond for US $ 500 million, due in 2014; and in December 21, 2005, a Global TES for US 250 million, due in 2015. Based on this quota, yen-denominated bonds for an equivalent to US $ 200 millions, due in December 2012, were issued on December 28, 2005. Finally, on August 16, 2006, Global-TES bonds, due in 2015, for an additional amount of US $ 300 million were issued. With these operations the total authorized and non-used amount of Conpes 3317 is US $ 24 million.

The Nation asked for a new issuance quota in June 2006, to finance FY2007-2008. Conpes Document 3423 of June 1, 2006, authorized the Nation to contract public external credit transactions up to an amount of US $ 2 billion or its equivalent in other currencies to finance budgetary appropriations for FY2007-2008.

In July 28, 2006, based on authorized and non-used quota of Conpes Document 3423 of US $ 2 billion, the Nation – Ministry of Finance and Public Credit – issued a fixed-rate US Dollar-denominated bond for US $ 1 billion, due in 2017. Likewise, on September 19, 2006, based on this quota, fixed-rate US Dollar-denominated bonds for US $ 532 million were issued to be due in 2037.1 Finally, on November 8, 2006, bonds due in 2037 were reopened for an additional amount of US $ 468 million. With these transactions the total amount authorized by the Conpes 3423 was fully exhausted and as of today, the Nation counts only with Conpes 3317 authorizations for an amount up to US $ 24 million that are useful to finance budgetary appropriations of FY2006.

The last transactions helped to finance entirely the necessity of external debt bonds of FY2005, FY2006 and FY2007. However, favorable conditions of spreads for Colombia have placed them in historical minima nowadays. Foreseeing that domestic market may require that

[1]	These bonds were issued for a face value of US$ 1.0 billion. However, US $ 468 million were used for debt management transaction and, therefore, do no affect the financing quota.

TES requirements for FY2007 shall be covered through COP-denominated external debt certificates to avoid the TES issuance shall be overloaded, it is necessary to prevent future external and internal shocks having the possibility to finance domestic debt for FY2007 through external debt certificates denominated in COP and financing in advance partially or in full the necessity of external debt certificates for FY2008.

The issuance of external debt certificates requires the approval from CONPES, the Inter-parliamentary Commission of Public Credit and the Colombian Central Bank. The Ministry of Finance and Public Credit counts currently with issuance authorizations given by the CONPES, the Inter-parliamentary Commission of Public Credit and the Colombian Central Bank for US $ 24 million, US $ 450 million2 and US $ 20 million, respectively.3

Due to the foregoing, the Ministry of Finance and Public Credit is currently managing to get an authorization for an issuance quota in he international markets to finance domestic needs in FY2007 through COP-denominated external debt certificates which sources are still pending to be identified or prefinance external budgetary requirements for FY2008, there would not be now an available quota from any of the above three entities.

Because of the foregoing, the Ministry of Finance and Public Credit is currently managing before the aforementioned entities the authorization for an issuance quota in the international markets to finance FY2007 domestic requirements through COP-denominated external debt certificates, to fund FY2007 requirements which sources are not defined yet and start to prefinance FY2008 requirements, taking into account favorable windows of the market.

II. MARKET BEHAVIOR

International capital market has shown a favorable behavior and Colombia has profited from the opportunities. Colombian spreads have reached historical minima, exceeding its peer countries. Colombian EMBI was about 360 bp in early 2005 and is currently at 163 bp.

[2]	It is possible to make clear that US $ 450 million authorized by the ICPC correspond to CONPES 3317 authorization.

[3]	These authorizations may be used to finance FY2006 budgetary appropriations only.

Source: Bloomberg

Colombia has been stable despite reference rates have grown substantially. Colombia must anticipate a steeper rise of reference curves by prefinancing FY2007 requirements.

Fuente: Blooomberg

III. FY2007 FINANCIAL PLAN

Sources and Usage of CNG – Present Y2007

Sources (COP $)		33.067	Usages	40.280
Disbursements		33.067	Deficit	17.738
External	(USD 3.916 billion)	9.439	Of which, payment of external interest	4.297
Bonds	(USD 2.000 billion)	4.820
Multilaterals and others	(USD 1.916 billion)	4.618	Repayments	22.042
Domestic		23.629
TES		24.723
Agreed transactions		8.000	External (US $ 1.133 billion)	2.731
Auctions		12.500	Domestic	19.311
Mandatory		3.528
Judgments		368
Short-term TES		327
Others		(1.095)
Difference between TES issuance and placement		(1.111)
TRD, non-active accounts and Peace Bonds		16
Adjustments due to anticipated events		730	Floating debt	500
Colombian Central Bank profits		900
Others*		5.582

Including privatizations/sales, optimization of public wealth and utilization of proceeds multilateral sources and others

In the past four years the Nation has been anticipating possible external shocks through the financing in advance in 50 % out of 100 % of future budgetary requirements, getting positive results in financial conditions and perception from the international market. Because of the foregoing it is imperative to prefinance a part of the FY2008 financing requirements in the Y2007 external capital markets.

Likewise, it is important to count with the capacity to react before the chances to get proceeds in Colombian Pesos without pushing the domestic TES market and making a contribution to reduce the financing requirements in the domestic market of Y20074; as well as explore the procurement of proceeds at competitive costs in the international market to finance sources pending to be defined in FY2007 plan.

IV. RECOMMENDATIONS

The Ministry of Finance and Public Credit and the National Planning Department suggest the CONPES the following:

[1].

To issue a favorable opinion so that the Nation may contract transactions related to public external credits to finance budgetary appropriations of FY2007, provided that these transactions may become debt substitution of indebtedness in the domestic market and transactions to finance sources to be defined in the Y2007 financial plan, and transactions related to public external credit in foreign currency to prefinance budgetary appropriations for FY2008, up to an amount of US $ 3.5 billion or its equivalent in other currencies.

[4]	Global TES are a hybrid instrument, Colombian-Peso denominated and payable in USD, has allowed the Government to reduce exchange risk by funding Fiscal Years requirements since Y2004.

EXHIBIT D

THE UNDERSIGNED TECHNICAL SECRETARY OF THE HONORABLE

INTERPARLIAMENTARY COMMISSION OF PUBLIC CREDIT

CERTIFIES THAT:

In session held on November 28, 2006, the Interparliamentary Commission of Public Credit has given unanimously its sole favorable opinion so that the Nation – Ministry of Finance and Public Credit – contract transactions related to public external credit to finance budgetary appropriations for FY2007, provided these transactions may become substitute indebtedness transactions in the domestic market, up to an amount of US $ 1.250 billion, or its equivalent in other currencies.

(Signed)
DIANA ALEJANDRA PORRAS LUNA TECHNICAL SECRETARY

Given in Bogotá D. C., as of November 28, 2006